Exhibit 99.1

Contact:

Gulf Resources, Inc.	CCG Investor Relations Inc.
David Wang, VP of Finance	Linda Salo, Sr. Financial Writer
Email: gfre.2008@vip.163.com	Phone: +1-646-922-0894
Email: linda.salo@ccgir.com
Helen Xu
Email: beishengrong@vip.163.com	Crocker Coulson, President
Web: http://www.gulfresourcesinc.cn	Phone: +1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: http://www.ccgirasia.com

Gulf Resources Provides Preliminary Response to Anonymous Allegations

SHANDONG, China, December 8, 2010 -- Gulf Resources, Inc. (Nasdaq:GFRE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company strongly disputes certain allegations related to the reliability of its filings with the SEC that have recently been circulated in an anonymous report within the investment community.

“We assert that these claims are completely without merit, and we take any allegations related to the reliability of our financial statements and SEC filings very seriously. As a result, we intend to disclose additional supporting information which will confirm that these allegations are not true and may pursue legal action against the instigator of such false claims," said Mr. Xiaobin Liu, Chief Executive Officer of Gulf Resources. "We also want to confirm that (i) our financial statements are accurate and we do not expect any adjustments to them, and (ii) our business has maintained its momentum and we do not expect any changes in business conditions in the foreseeable future."

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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